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                             MONTGOMERY SECURITIES
                             600 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

To Brokers, Dealers, Commercial Banks,
  Trust Companies and
  Other Nominees:

     We have been appointed by Uno Restaurant Corporation, a Delaware corporation (the "Company"), to act as Dealer Manager in connection with its offer to purchase for cash up to 1,000,000 shares of its Common Stock, $0.01 par value per share (the "Common Stock"), (the "Common Stock" or the "Shares") at a price (in multiples of $0.125), not in excess of $7.50 nor less than $6.00 per Share, specified by the tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 1997, and in the related Letter of Transmittal (which together constitute the "Offer"), and we are enclosing herewith the material listed below relating to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 5 of the Offer to Purchase.

     Stockholders are invited to tender Shares at prices (not in excess of $7.50 nor less than $6.00 per Share), specified by such stockholders, upon the terms and subject to the conditions of the Offer. The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not in excess of $7.50 nor less than $6.00 per Share) that it will pay for the Shares properly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer or such lesser number of Shares as may be necessary in the discretion of the Company to maintain at least 300 record holders of Shares after the completion of the purchase by the Company pursuant to the Offer. See Section 7 of the Offer to Purchase. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. No preference will be given to Shares tendered by any stockholder owning beneficially fewer than 100 Shares in the aggregate. See Section 1 of the Offer to Purchase.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. In connection with the Offer, enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

          1. Offer to Purchase, dated June 12, 1997;

          2. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 Guidelines);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. Letter dated June 12, 1997, from Aaron D. Spencer, Chairman of the Company and Craig S. Miller, Chief Executive Officer of the Company, to the Company's stockholders.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON MONDAY, JULY 21, 1997, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     As described in the Offer to Purchase, if more than 1,000,000 Shares (or such lesser number of Shares as may be necessary in the discretion of the Company to maintain at least 300 record holders of Shares after the completion of the purchase by the Company pursuant to the Offer) have been properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will accept Shares for purchase in the following order of priority: (i) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares) and (ii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot.

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager, Montgomery Securities, telephone 1-888-221-2656 or to the Information Agent, ChaseMellon Shareholder Services, L.L.C., telephone 888-224-2745.

                                          Very truly yours,

                                          Montgomery Securities

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.
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